Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-179449, 333-172072, 333-164726, 333-157192, 333-149220, 333-144338) of ShoreTel, Inc. of our report dated June 5, 2012 relating to the consolidated financial statements of M5 Networks, Inc., which appears in the Current Report on Form 8-K/A of ShoreTel, Inc. filed June 6, 2012.

/s/ PricewaterhouseCoopers LLP

New York, NY
June 6, 2012